ALL EMPLOYEE E-MAIL

I wanted to update you on the status of certain matters that we are currently working on.

LONDON BRIDGE

As you know, the exclusivity agreement with London Bridge was to expire last Thursday. Before the end of the day, Mr. Fenton, Chairman of the Special Committee of the Board of Directors working on this matter signed an extension to the exclusivity agreement with London Bridge to extend the term to October 8, 2000. I am happy to inform you that the extension included a provision to negotiate a $10 million working capital line of credit in conjunction with the potential acquisition. We continue to work closely with London Bridge to try to conclude a transaction.

As you know there are a number of contingencies that are required for completion of the London Bridge agreement. We are very focused and are working on them diligently. One of the contingencies concerns resolution of the purported class action lawsuit. Our outside counsel is working diligently on this matter.

RESTATEMENT OF FINANCIAL RESULTS

Our finance department and our auditors have been working on the restatement of the company's financial results around the clock for the past three weeks. We had hoped to finish this project last week, however, it is an enormous undertaking which is going to take a bit more time than expected. We are hopeful that we will complete this project within the next 30 days.

NASDAQ

Last Friday, September 22, 2000, Ted, Rusty, and I met with the Nasdaq Stock Market. We discussed the status of the company and our current projects and requested an extension of time to complete the restatement of our financials and file the necessary paperwork with the SEC. We are hopeful that this extension will be granted but will not know until we hear back from Nasdaq. The usual time to hear from Nasdaq following a meeting of this nature is a week to 10 days. In the meantime, trading in the stock will continue to be suspended, most likely until we can finalize our restated financial results.

REPUBLIC BANK OF TRINIDAD

Lastly, I want to let you know that we have communicated these same messages to Republic Bank in Trinidad. Although no deal is done until it is done, we believe we were well received and that we will be able to do business with them. If we conclude this transaction, it will be a major victory for Phoenix and a testimony to all the hard work that every one of you has done during the last several years.

CONCLUSION

We are working diligently on all of these matters, and hope to resolve some or all of them in the next 30 days. We will keep you up to date on developments as they occur and can be publicly announced.

Raj and I hope to hold another Q&A session this week. However, one or both of us may be traveling this week, and the Q&A could be pushed to next week. We will let you know as soon as we firm up a date.

I want to ask that all of you remain focused on your specific tasks to ensure that our business continues forward and our customers are served. I also implore you not to over interpret events or lack of information, and try to keep rumors to a minimum. We are communicating information to you as quickly as we can. Although an enormous amount of work is ongoing, there has not been a lot to report these last two weeks, which is neither good nor bad. Finally, I ask that you keep a positive attitude and support each other while we complete these extraordinary events in the life of our company.